Exhibit 99.1

QUEST DIAGNOSTICS REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

-- Revenues of $1.9 billion, up 6.3%
-- Adjusted diluted EPS of $1.07, up 7.0%
-- Reported diluted EPS of $0.99 in 2012 compared to a loss of $0.33 per diluted share in 2011
-- Full year adjusted earnings outlook increased to $4.45 - $4.60 per diluted share

MADISON, N.J., APRIL 18, 2012 - Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced today that for the first quarter ended March 31, 2012, adjusted income from continuing operations was $171 million, or $1.07 per diluted share, compared to $164 million, or $1.00 per diluted share, in 2011.

For the first quarter of 2012, reported income from continuing operations was $159 million, or $0.99 per diluted share, compared to a loss of $53 million, or $0.33 per diluted share, in 2011. Income from continuing operations in the first quarter of 2012 was reduced by $0.05 per diluted share related to restructuring and integration activities, and $0.03 per diluted share related to CEO succession costs. In the first quarter of 2011, income from continuing operations was reduced by $1.33 per diluted share related to the Medi-Cal charge and other special items.

Revenues increased 6.3% to $1.9 billion for the first quarter. Clinical testing revenues increased 6.4%, with revenue per requisition up 2.9% and volume, measured by the number of requisitions, up 3.4%. The extreme weather in last year’s first quarter contrasted with the unseasonably mild weather this year is estimated to have benefited the year-over-year revenue and volume comparisons by approximately 2%. The acquisitions of Athena, Celera and SED contributed 3.2% to consolidated revenue growth and 2.8% to clinical testing revenue growth.

For the first quarter of 2012, adjusted operating income was $320 million, or 16.5% of revenues, compared to $301 million, or 16.3% of revenues, for 2011. Reported operating income was $300 million, or 15.5% of revenues, compared to $31 million, or 1.7% of revenues, in 2011. Cash flow from operations was $161 million, unchanged from 2011. During the first quarter of 2012, the company repurchased $50 million of its common shares.

“Quest Diagnostics had a very solid first quarter. Our 6.3% increase in revenues was driven by both organic growth and acquisitions, and we generated a 7% increase in earnings per share,” said Surya N. Mohapatra, Ph.D., Chairman and CEO. “We saw strong growth in esoteric and advanced gene-based testing as a result of our focus on cancer, cardiovascular disease, infectious disease and neurological disorders. In addition, we saw improved growth in routine testing. We are also making good progress in our previously announced $500 million cost reduction initiative, aimed at improving operational efficiency.”

Outlook for Full-Year 2012
For 2012, the company estimates results from continuing operations, before special items, as follows:
•	Revenues to grow between 2% and 2.5%;
•	Earnings per diluted share to be between $4.45 and $4.60;
•	Operating income as a percentage of revenues to approximate 18%;
•	Cash from operations to approximate $1.2 billion; and
•	Capital expenditures to be between $200 million and $225 million.

Note on Non-GAAP Financial Measures
As used in this press release, the term adjusted refers to the operating performance measures that exclude the Medi-Cal charge, restructuring and integration charges, transaction costs related to acquisitions, CEO succession costs and the estimated impact of severe weather. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States.

Conference Call Information
Quest Diagnostics will hold its first quarter conference call on April 18, 2012 at 8:30 a.m. Eastern Time. The public may access the conference call through a live audio webcast available on Quest Diagnostics’ Investor Relations internet site at www.QuestDiagnostics.com/investor. The conference call can also be accessed in listen-only mode by dialing 415-228-4961, passcode 3214469. The company suggests participants dial in approximately 10 minutes before the call. Registered analysts may access the call at: www.streetevents.com. In addition, a replay of the call may be accessed online at www.QuestDiagnostics.com/investor or by phone at 888-673-3567 for domestic callers, or 402-220-6430 for international callers. No access code will be required. Telephone replays will be available from 10:30 a.m. Eastern Time on April 18 until midnight Eastern Time on May 18, 2012.

About Quest Diagnostics
Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative new diagnostic tests and advanced healthcare information technology solutions that help improve patient care. Additional company information is available at QuestDiagnostics.com.

The statements in this press release which are not historical facts may be forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date that they are made and which reflect management’s current estimates, projections, expectations or beliefs and which involve risks and uncertainties that could cause actual results and outcomes to be materially different. Risks and uncertainties that may affect the future results of the company include, but are not limited to, adverse results from pending or future government investigations, lawsuits or private actions, the competitive environment, changes in government regulations, changing relationships with customers, payers, suppliers and strategic partners and other factors discussed in “Business,” “Risk Factors,” “Cautionary Factors that May Affect Future Results,” “Legal Proceedings,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Quantitative and Qualitative Disclosures About Market Risk” in the company’s 2011 Annual Report on Form 10-K and Current Reports on Form 8-K.

This earnings release, including the attached financial tables, is available online in the Newsroom section at www.QuestDiagnostics.com.

TABLES FOLLOW

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Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended March 31, 2012 and 2011
(in millions, except per share and percentage data)
(unaudited)

	Three Months Ended March 31,

	2012	2011

Net revenues	$1,936.5	$1,821.6

Operating costs and expenses:
Cost of services	1,116.5	1,097.0
Selling, general and administrative	500.6	447.9
Amortization of intangible assets	20.2	9.8
Other operating (income) expense, net	(0.4)	235.9

Total operating costs and expenses	1,636.9	1,790.6

Operating income	299.6	31.0

Other income (expense):
Interest expense, net	(42.3)	(37.9)
Equity earnings in unconsolidated joint ventures	7.6	7.7
Other income, net	4.7	2.1

Total non-operating expenses, net	(30.0)	(28.1)

Income from continuing operations before taxes	269.6	2.9
Income tax expense	101.4	49.2

Income (loss) from continuing operations	168.2	(46.3)
Income (loss) from discontinued operations, net of taxes	0.3	(0.4)

Net income (loss)	168.5	(46.7)
Less: Net income attributable to noncontrolling interests	9.4	7.2

Net income (loss) attributable to Quest Diagnostics	$159.1	$(53.9)

Amounts attributable to Quest Diagnostics’ common stockholders:
Income (loss) from continuing operations	$158.8	$(53.5)
Income (loss) from discontinued operations, net of taxes	0.3	(0.4)

Net income (loss)	$159.1	$(53.9)

Earnings (loss) per share attributable to Quest Diagnostics’ common stockholders - basic:
Income (loss) from continuing operations	$1.00	$(0.33)
Income (loss) from discontinued operations	—	—

Net income (loss)	$1.00	$(0.33)

Earnings (loss) per share attributable to Quest Diagnostics’ common stockholders - diluted:
Income (loss) from continuing operations	$0.99	$(0.33)
Income (loss) from discontinued operations	—	—

Net income (loss)	$0.99	$(0.33)

Weighted average common shares outstanding:
Basic	158.3	161.5
Diluted	159.7	161.5

Operating income as a percentage of net revenues	15.5%	1.7%

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Balance Sheets
March 31, 2012 and December 31, 2011
(in millions, except per share data)

	March 31, 2012	December 31, 2011

	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$145.4	$164.9
Accounts receivable, net	973.9	906.5
Inventories	88.3	89.1
Deferred income taxes	171.8	153.3
Prepaid expenses and other current assets	139.2	87.4

Total current assets	1,518.6	1,401.2
Property, plant and equipment, net	781.4	799.8
Goodwill	5,835.1	5,795.8
Intangible assets, net	1,041.5	1,035.6
Other assets	274.8	281.0

Total assets	$9,451.4	$9,313.4

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$971.1	$906.8
Short-term borrowings and current portion of long-term debt	554.3	654.4

Total current liabilities	1,525.4	1,561.2
Long-term debt	3,365.3	3,370.5
Other liabilities	664.6	666.7
Stockholders’ equity:
Quest Diagnostics stockholders’ equity:
Common stock, par value $0.01 per share; 600 shares authorized at both March 31, 2012 and December 31, 2011; 215.1 shares and 214.6 shares issued at March 31, 2012 and December 31, 2011, respectively	2.2	2.1
Additional paid-in capital	2,347.2	2,347.5
Retained earnings	4,395.6	4,263.6
Accumulated other comprehensive income (loss)	10.5	(8.0)
Treasury stock, at cost; 56.5 shares and 57.2 shares at March 31, 2012 and December 31, 2011, respectively	(2,886.2)	(2,912.3)

Total Quest Diagnostics stockholders’ equity	3,869.3	3,692.9
Noncontrolling interests	26.8	22.1

Total stockholders’ equity	3,896.1	3,715.0

Total liabilities and stockholders’ equity	$9,451.4	$9,313.4

Quest Diagnostics Incorporated and Subsidiaries
Consolidated Statements of Cash Flows
For the Three Months Ended March 31, 2012 and 2011
(in millions)
(unaudited)

	Three Months Ended March 31,

	2012	2011

Cash flows from operating activities:
Net income (loss)	$168.5	$(46.7)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	72.2	63.4
Provision for doubtful accounts	80.7	77.4
Deferred income tax benefit	(15.4)	(38.7)
Stock-based compensation expense	20.1	18.9
Excess tax benefits from stock-based compensation arrangements	(3.3)	(4.7)
Provision for special charge	—	236.0
Other, net	(0.2)	3.5
Changes in operating assets and liabilities:
Accounts receivable	(147.2)	(171.3)
Accounts payable and accrued expenses	(116.2)	(47.1)
Income taxes payable	112.0	78.7
Other assets and liabilities, net	(9.9)	(8.8)

Net cash provided by operating activities	161.3	160.6

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(50.6)	—
Capital expenditures	(30.0)	(39.0)
Increase in investments and other assets	(2.7)	(1.8)

Net cash used in investing activities	(83.3)	(40.8)

Cash flows from financing activities:
Proceeds from borrowings	365.0	1,818.3
Repayments of debt	(467.3)	(576.9)
Purchases of treasury stock	(50.0)	(835.0)
Exercise of stock options	64.4	53.8
Excess tax benefits from stock-based compensation arrangements	3.3	4.7
Dividends paid	(26.9)	(17.1)
Distributions to noncontrolling interests	(5.9)	(5.3)
Other financing activities, net	19.9	(17.4)

Net cash (used in) provided by financing activities	(97.5)	425.1

Net change in cash and cash equivalents	(19.5)	544.9

Cash and cash equivalents, beginning of period	164.9	449.3

Cash and cash equivalents, end of period	$145.4	$994.2

Cash paid during the period for:
Interest	$49.8	$55.0
Income taxes	$10.3	$10.6

Notes to Financial Tables

1)	The computation of basic and diluted earnings (loss) per common share is as follows:

	Three Months Ended March 31,

	2012	2011

	(in millions, except per share data)
Amounts attributable to Quest Diagnostics’ common stockholders:
Income (loss) from continuing operations	$158.8	$(53.5)
Income (loss) from discontinued operations, net of taxes	0.3	(0.4)

Net income (loss) available to common stockholders	$159.1	$(53.9)

Income (loss) from continuing operations	$158.8	$(53.5)
Less: Earnings allocated to participating securities	0.6	0.1

Earnings (loss) available to Quest Diagnostics’ common stockholders - basic and diluted	$158.2	$(53.6)

Weighted average common shares outstanding – basic	158.3	161.5
Effect of dilutive securities:
Stock options and performance share units	1.4	—

Weighted average common shares outstanding – diluted	159.7	161.5

Earnings (loss) per share attributable to Quest Diagnostics’ common stockholders - basic:
Income (loss) from continuing operations	$1.00	$(0.33)
Income (loss) from discontinued operations	—	—

Net income (loss)	$1.00	$(0.33)

Earnings (loss) per share attributable to Quest Diagnostics’ common stockholders - diluted:
Income (loss) from continuing operations	$0.99	$(0.33)
Income (loss) from discontinued operations	—	—

Net income (loss)	$0.99	$(0.33)

2)

Adjusted amounts for operating income, operating income as a percentage of net revenues, income (loss) from continuing operations, and diluted earnings (loss) per common share represent the Company’s results before the impact of the Medi-Cal charge, restructuring and integration charges, transaction costs related to the acquisitions of Athena Diagnostics and Celera Corporation, CEO succession costs, and the estimated impact of severe weather. Adjusted measures are presented because management believes those measures are useful adjuncts to reported results under accounting principles generally accepted in the United States when comparing results of operations from period to period. Adjusted measures should not be considered as an alternative to the corresponding measures determined under accounting principles generally accepted in the United States. The following tables reconcile reported results to adjusted results:

	Three Months Ended March 31, 2012 (dollars in millions, except per share data)

	As Reported	Restructuring and Integration Charges (a)	CEO Succession Costs (b)	As Adjusted

Operating income	$299.6	$13.1	$7.1	$319.8
Operating income as a % of net revenues	15.5%	0.7%	0.3%	16.5%
Income from continuing operations (c)	158.8	8.0	4.4	171.2
Diluted earnings per common share	0.99	0.05	0.03	1.07

(a)	Includes $13.1 million of pre-tax costs primarily associated with professional fees incurred in connection with further restructuring and integrating our business.

(b)	Principally represents accrued severance and accelerated vesting of equity awards in connection with the CEO succession.

(c)	For both the restructuring and integration charges, and CEO succession costs, income tax benefits were calculated using a combined federal and state rate of 38.7%.

	Three Months Ended March 31, 2011 (dollars in millions, except per share data)

	As Reported	Medi-Cal Settlement (d)	Severe Weather (e)	Restructuring and Integration Charges (f)	Transaction Costs (g)	As Adjusted

Operating income	$31.0	$236.0	$18.5	$13.3	$2.3	$301.1
Operating income as a % of net revenues	1.7%	13.0%	0.8%	0.7%	0.1%	16.3%
Income (loss) from continuing operations (h)	(53.5)	194.7	11.3	8.1	3.8	164.4
Diluted earnings (loss) per common share	(0.33)	1.19	0.07	0.05	0.02	1.00

(d)	Represents the first quarter pre-tax charge of $236 million associated with the Medi-Cal settlement.

(e)	Represents an estimate of the impact of severe weather.

(f)	Includes $13.3 million of pre-tax restructuring and integration charges principally associated with workforce reductions.

(g)

Includes $4.7 million of pre-tax transaction costs associated with the acquisitions of Athena Diagnostics and Celera Corporation. Of these costs, $2.3 million, primarily related to professional and filing fees, was recorded in selling, general, and administrative expenses and $2.4 million of financing related costs were recorded in interest expense, net.

(h)

Income tax benefit of $41.3 million associated with the Medi-Cal settlement was calculated by applying a combined federal and the applicable state tax rate of 36% to the portion of the settlement for which a tax benefit has been recorded. Income tax benefit of $0.9 million associated with transaction costs was calculated by applying a combined federal and state rate of 39% to those costs for which a tax benefit has been recorded. For the estimated impact of severe weather and the impact of restructuring and integration charges, income tax benefits were calculated using a combined federal and state rate of 39%.

3)

The following table summarizes the impact to the year over year comparisons for the Medi-Cal charge, restructuring and integration charges, transaction costs, CEO succession costs, and the estimated impact of severe weather on certain reported results for the three months ended March 31, 2012 and 2011 (in millions, except per share data):

Three months ended March 31, 2012 and 2011

	Restructuring and Integration Charges			CEO Succession Costs

	2012	2011	Better (Worse)	2012	2011	Better (Worse)

Cost of services	$4.0	$9.0	$5.0	$—	$—	$—
Selling, general and administrative	9.1	4.3	(4.8)	7.1	—	(7.1)
Operating income	13.1	13.3	0.2	7.1	—	(7.1)
Net income	8.0	8.1	0.1	4.4	—	(4.4)
Diluted earnings per common share	0.05	0.05	—	0.03	—	(0.03)

	Medi-Cal Settlement			Transaction Costs

	2012	2011	Better (Worse)	2012	2011	Better (Worse)

Cost of services	$—	$—	$—	$—	$—	$—
Selling, general and administrative	—	—	—	—	2.3	2.3
Operating income	—	236.0	236.0	—	2.3	2.3
Net income	—	194.7	194.7	—	3.8	3.8
Diluted earnings per common share	—	1.19	1.19	—	0.02	0.02

	Severe Weather

	2012		2011		Better (Worse)

Cost of services	$	*	$	*	$	*
Selling, general and administrative		*		*		*
Operating income		—		18.5		18.5
Net income		—		11.3		11.3
Diluted earnings per common share		—		0.07		0.07

	*	The estimated impact on operating costs of severe weather predominantly affects cost of services; with a lesser impact on selling, general and administrative expenses.

4)

Other operating (income) expense, net includes special charges, and miscellaneous income and expense items related to operating activities. For the three months ended March 31, 2011, other operating (income) expense, net included a pre-tax charge of $236 million associated with the agreement in principle related to Medi-Cal.

5)

Other income, net represents miscellaneous income and expense items related to non-operating activities, such as gains and losses associated with investments and other non-operating assets. For the three months ended March 31, 2012 and 2011, other income, net includes gains of $4.8 million and $2.1 million, respectively, associated with investments held in trusts pursuant to our supplemental deferred compensation plans.

6)

In January 2012, the Board of Directors authorized $1.0 billion of additional share repurchases, bringing the total available under share repurchase authorizations at that time to $1.1 billion. For the three months ended March 31, 2012, the Company repurchased 847 thousand shares of its common stock at an average price of $59.00 per share for $50 million. For the three months ended March 31, 2012, the Company reissued 1.5 million shares for employee benefit plans. As of March 31, 2012, the Company had $1 billion remaining under share repurchase authorizations.

7)

The outlook for adjusted diluted earnings per common share and adjusted operating income as a percentage of net revenues represent management’s estimates for the full year 2012 before the impact of the restructuring and integration charges and costs related to the CEO succession. These measures are presented because management believes they are useful adjuncts to the corresponding amounts determined under accounting principles generally accepted in the United States since they are meaningful to evaluate the Company’s ongoing operating performance and are on a basis consistent with previous estimates of diluted earnings per common share and operating income as a percentage of net revenues. Adjusted diluted earnings per common share and adjusted operating income as a percentage of net revenues are not measures of financial performance under accounting principles generally accepted in the United States and should not be considered as an alternative to the corresponding amounts determined under accounting principles generally accepted in the United States.

The following table reconciles our 2012 outlook, on an adjusted basis, to the corresponding amounts determined under accounting principles generally accepted in the United States. The outlook, on an adjusted basis, excludes the impact of the restructuring and integration charges and costs related to the CEO succession.

	Outlook for 2012 Before Special Items

	As Reported	Restructuring and Integration Charges (a)	CEO Succession Costs (b)	As Adjusted

Diluted earnings per common share	$4.37 - $4.52	$0.05	$0.03	$4.45 - $4.60
Operating income as a % of net revenues	~17.7%	0.2%	0.1%	~18.0%

(a)	Represents pre-tax costs of $13.1 million primarily associated with professional fees incurred in connection with further restructuring and integrating our business.

(b)	Represents pre-tax CEO succession costs of $7.1 million.